EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors Plains Exploration & Production Company:

We consent to the incorporation by reference in the registration statement on Form S-8 of Plains Exploration & Production Company (Plains) of our reports dated March 5, 2004, with respect to the consolidated balance sheets of Nuevo Energy Company (Nuevo) as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity, cash flows and comprehensive income and the related financial statement schedule for each of the years in the three-year period ended December 31, 2003, which report appears in Plains’ Form 8-K dated March 17, 2004.

As discussed in the consolidated financial statements, Nuevo changed its method of accounting for derivative instruments January 1, 2001, changed its method of accounting for asset retirement obligations January 1, 2003 and changed its method of accounting for certain convertible subordinated debentures on December 31, 2003.

KPMG LLP

Houston, Texas

July 13, 2004